Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lighting Science Group Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-172466, 333-172461, 333-171726 and 333-150628) on Form S-8 of Lighting Science Group Corporation of our report dated April 16, 2012, with respect to the consolidated balance sheet of Lighting Science Group Corporation as of December 31, 2011 and the related consolidated statement of operations and comprehensive loss, stockholders’ equity (deficit), cash flows for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K/A of Lighting Science Group Corporation.

/s/ KPMG LLP

Orlando, Florida

April 30, 2012

Certified Public Accountants